UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 22, 2013
Date of Report (Date of earliest event reported)

Telupay International Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52069 (Commission File Number)	98-0466350 (IRS Employer Identification No.)

First Island House Peter Street St. Helier, Jersey, Channel Islands (Address of principal executive offices)	JE4 8SG (Zip Code)

+44 (0)1534 789999
(Registrant's telephone number, including area code)

I-Level Media Group Incorporated
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year End

Effective October 22, 2013, I-Level Media Group Incorporated (the "Company") effected a name change on the OTCQB to Telupay International Inc.

This name change was effective under Nevada corporate law as of October 22, 2013, pursuant to Articles of Merger that were previously filed with the Nevada Secretary of State on October 4, 2013. Pursuant to such Articles of Merger, our Company merged with its wholly-owned subsidiary, Telupay International Inc. The merger is in the form of a parent/subsidiary merger, with our Company as the surviving corporation. In accordance with Section 92A.180 of the Nevada Revised Statutes, shareholder approval of the merger/name change was not required. The Articles of Merger provided that, upon completion of the merger effective on October 22, 2013, our Company's Articles of Incorporation would be amended as of such date to change the Company's name to "Telupay International Inc."

Also effective October 22, 2013, the Company effected a forward stock split (the "Forward Split") of its authorized and issued and outstanding shares of common stock on a one and one half new shares for one old share basis (1.5:1), as set forth in a Certificate of Change filed with the Nevada Secretary of State, which are attached as exhibits to this Current Report on Form 8-K.

As a result of the Forward Split, the Company's authorized share capital increased from 1,000,000,000 shares of common stock to 1,500,000,000 shares of common stock and correspondingly, the Company's issued and outstanding share capital increased from 107,411,137 shares of common stock to 161,116,726 shares of common stock.

Item 8.01     Other Events

The Forward Split became effective with the OTC Bulletin Board at the opening for trading on October 22, 2013 under the stock symbol "ILVLD", and the "D" in the Company's symbol (which signifies a stock split) will be removed 20 business days from October 22, 2013. After 20 business days the Company's new symbol will be "TLPY". The Company's new CUSIP number is 87974T105.

Item 9.01     Financial Statements and Exhibits.
Exhibit Number	Document
3.1	Certificate of Change filed with the Secretary of State of Nevada on October 4, 2013.
3.2	Articles of Merger as filed with the Nevada Secretary of State on October 4, 2013

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELUPAY INTERNATIONAL INC.
Date: October 22, 2013	By: /s/ Adrian Crawford Ansell Adrian Crawford Ansell President, Chief Executive Officer and a director

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